FORM 3                                             OMB APPROVAL
------                                             ------------
                                                   OMB NUMBER         3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response . . . 0.5

                           U.S. SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C.  20549

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                Holding Company Act of 1935 or Section 30(f) of the Investment
                                     Company Act of 1940

1.  Name and Address of Reporting Person  2. Date of Event Re- 4. Issuer Name and Ticker or Trading Symbol
                                             quiring Statement
Fant        Anthony    J.                    (Month/Day/Year)       HEI, Inc. ("HEII")
_______________________________________
(Last)      (First)    (Middle)
                                              02/12/98         5. Relationship of Reporting Person to      6. If Amendment,
                                                                  Issuer                                      Date of Original
2154 Highland Avenue                                                                                          (Month/Day/Year)
                                                                        (Check all applicable)
_______________________________________                        ___ Director             _x_ 10% Owner
            (Street)                      3. IRS or Social Se-                                             7. Individual or
                                             curity Number of  ___ Officer (give title  ___ Other (specify    Joint/Group
                                             Reporting Person              below)                 below)*     Filing (Check
                                             (Voluntary)                                                      Applicable Line)
Birmingham  AL         35205                                                                               _X_ Form filed by One
_______________________________________                                                                        Reporting Person
(City)      (State)    (Zip)                                                                               ___ Form filed by
                                                                                                               More than One
                                                                                                               Reporting Person

                                                               TABLE I- NON-DERIVATIVE SECURITIES
                                                                      BENEFICIALLY OWNED


1. Title of Security                       2. Amount of Securities  3. Ownership       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                 Beneficially Owned       Form: Direct       (Instr. 5)
                                              (Instr. 4)               (D) or Indirect
                                                                       (I) (Instr. 5)

Common Stock, $.05 par value               480,100                         D


Reminder: Report on a separate line for each class of                  (Over)
          securities beneficially owned directly               SEC 1473(8-92)
          or indirectly.
                     (Print or Type Responses)



FORM 3 (CONTINUED)  TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                    SECURITIES)

1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-  5. Owner-     6. Nature of
   (Instr. 4)                       cisable and      Underlying Derivative Security    sion or     ship           Indirect
                                    Expiration       (Instr. 4)                        Exercise    Form of        Beneficial
                                    Date                                               Price of    Deriv-         Ownership
                                    (Month/Day/                                        Deri-       ative          (Instr. 5)
                                     Year)                                             vative      Security:
                                                                                       Security    Direct
                                 Date    Expira-                           Amount                  (D) or
                                 Exer-   tion            Title             or                      Indirect
                                 cisable Date                              Number                  (I)
                                                                           of                      (Instr. 5)
                                                                           Shares



Explanation of Responses:




**Intentional misstatements or
  omissions of facts constitute
  Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C.   /s/ Anthony J. Fant     February 19, 1998
  78ff(a).                           -------------------     -----------------
                                     Anthony J. Fant           Date


Note: File three copies of this Form, one of which
must be manually signed.  If space provided is                         Page 2
insufficient, see Instruction 6 for procedure.                SEC 1473 (8-92)